Exhibit 4.2

DESCRIPTION OF ABERCROMBIE & FITCH CO.’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Abercrombie & Fitch Co. (“A&F,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).

The following is a description of the capital stock of A&F, consisting of our Class A Common Stock; our Class B Common Stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and our Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The following paragraphs summarize the provisions of A&F's Amended and Restated Certificate of Incorporation (the “Amended Certificate”), A&F's Amended and Restated Bylaws (the “Amended Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”), affecting the rights of the holders of our capital stock and are qualified in their entirety by reference to the Amended Certificate and the Amended Bylaws, copies of which have been filed with the Securities and Exchange Commission (the “SEC”), and such provisions of the DGCL.

General

The authorized capital stock of A&F consists of (a) 256,400,000 shares of Common Stock of which (i) 150,000,000 shares are designated as Class A Common Stock and (ii) 106,400,000 shares are designated as Class B Common Stock; and (b) 15,000,000 shares of Preferred Stock of which 100,000 shares are designated as Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”).

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “ANF.” Outstanding shares of Class A Common Stock are fully paid and non-assessable.

Common Stock

Voting Rights

Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. If Class B Common Stock is issued in the future, the holders thereof would be entitled to three votes per share on all matters to be voted upon by stockholders but would otherwise have identical rights to those of the holders of Class A Common Stock. The Class A Common Stock and the Class B Common Stock would vote as a single class, subject to any voting rights granted to holders of Preferred Stock.

Stockholders do not have cumulative voting rights in the election of directors. In any election of directors for which (i) the Secretary of A&F receives a notice that a stockholder has nominated a person for election to the Board of Directors of A&F (the “Board”) in compliance with the applicable advance notice requirements set forth in the Amended Bylaws and (ii) such nomination has not been withdrawn by such stockholder within the time period prescribed by the Amended Bylaws (a “contested election”), the nominees receiving the greatest number of votes will be elected as directors. At any election of directors other than a contested election, a nominee will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

Subject to any special voting rights or requirements provided for in the Amended Certificate, in the Amended Bylaws or by law, including those set forth below under “Certain Anti-Takeover Provisions of our Amended Certificate and Amended Bylaws,” other matters to be voted upon by stockholders must be approved by a majority of the votes properly cast for or against such matter.

Dividends; Liquidation and Dissolution

Subject to the rights of the holders of Preferred Stock, the holders of Common Stock are entitled to receive dividends when and as declared by the Board out of the assets of A&F legally available therefor.

On liquidation, dissolution or winding up of the affairs of A&F, after payment in full of the amounts required to be paid to the holders of Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets and funds legally available for distribution to the holders of Common Stock.

Other Rights

Holders of Common Stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Preferred Stock is issuable from time to time in one or more series with such designations, rights, privileges, restrictions and conditions as the Board may fix and determine. Under the Amended Certificate, the Board is authorized to determine the voting, dividend, conversion, redemption and liquidation rights, preferences and limitations applicable to each series of Preferred Stock.

Pursuant to the Certificate of Designation of Series A Participating Cumulative Preferred Stock of A&F, dated July 21, 1998, (the “Certificate of Designation”), the Board may, without further action by the A&F stockholders, issue up to 100,000 shares of Series A Preferred Stock for such consideration and on such terms and conditions as may be determined by the Board. The number of shares designated as Series A Preferred Stock may be increased or decreased by resolution of the Board but may not be decreased to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of all outstanding rights, options or other A&F securities.

Voting Rights

The holders of any Series A Preferred Stock would be entitled to 1,000 votes per share on all matters to be voted upon by the A&F stockholders, subject to anti-dilution adjustments. The holders of Series A Preferred Stock would vote as a single class with the holders of Common Stock on the matters to be voted upon by the A&F stockholders, except as provided in the Certificate of Designation or by law. The Certificate of Designation provides that holders of Series A Preferred Stock would have the right to elect two directors if dividends thereon were in arrears in an amount equal to six quarterly dividends. In addition, the Amended Certificate may not be amended in any manner which would adversely affect the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Dividends; Liquidation and Dissolution

The holders of any Series A Preferred Stock would be entitled to receive, when, as and if declared by the Board out of funds legally available for the payment of dividends, quarterly dividends payable in cash. The quarterly dividends would be in an amount per share equal to the greater of: (a) $1.00; and (b) subject to anti-dilution adjustments, the sum of (i) 1,000 times the aggregate per share amount of all cash dividends; and (ii) 1,000 times the aggregate per share amount of all non-cash dividends (other than dividends payable in Class A Common Stock or subdivisions of the outstanding Common Stock) declared on the Common Stock since the immediately preceding quarterly dividend payment date. Dividends on the Series A Preferred Stock would be cumulative. If dividends payable to holders of Series A Preferred Stock were in arrears, A&F would not be able to declare or pay dividends on the Common Stock, or repurchase any of the Common Stock.

On liquidation, dissolution or winding up of A&F, before any distribution would be made to holders of Common Stock, the holders of any outstanding of any outstanding Series A Preferred Stock would be entitled to receive an amount per share equal to the greater of: (a) $1.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment; and (b) 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, subject to anti-dilution adjustments.

Other Rights

Any outstanding Series A Preferred Stock would not be redeemable.

If A&F were to enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, outstanding shares of Series A Preferred Stock would, at the same time, be similarly exchanged for or changed into an amount per share, subject to anti-dilution adjustments. equal to 1,000 times the aggregate amount of the stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock had been changed or exchanged.

Certain Anti-Takeover Provisions of our Amended Certificate and Amended Bylaws

The following is a summary of certain provisions of our Amended Certificate and Amended Bylaws that may have the effect of delaying, deterring or preventing hostile takeovers or changes in control or management of A&F.

Undesignated Preferred Stock

The Amended Certificate authorizes us to issue Preferred Stock in one or more series with such designations, rights, privileges, restrictions and conditions as the Board may fix and determine. The existence of authorized but unissued shares of Preferred Stock could have the effect of delaying, deterring or preventing an attempt to obtain control of A&F by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Voting Requirements

The Amended Certificate requires the affirmative vote of not less than 75% of the outstanding shares entitled to vote thereon for (1) the Amended Bylaws to be amended, altered, repealed or rescinded by the A&F stockholders or (2) any proposed amendment to the Amended Certificate which would contravene any then-existing provision of the Amended Bylaws to be adopted by the A&F stockholders.

The Amended Certificate requires the affirmative vote of the holders of not less than 75% of the outstanding shares of A&F entitled to vote thereon in order to adopt amendments to the provisions of the Amended Certificate addressing (a) the manner in which the Amended Bylaws may be amended by the directors or the stockholders; (b) the term of office for our directors; (c) the requirement that actions be taken by the stockholders only at an annual or special meeting of stockholders; (d) the factors to be considered by the directors in evaluating significant corporate transactions; (e) the manner in which our directors may be removed; (f) the required vote for amendment of the Amended Certificate; and (g) the vote required for approval of business combinations with 5% stockholders (which vote must also include the affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon excluding the 5% stockholder(s) in question). If a proposed amendment to the Amended Certificate would adversely affect the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock, the affirmative vote of not less than 75% of the outstanding shares affected by the proposed amendment, voting as a separate class, would also be required.

The Amended Certificate requires that any Business Combination (as defined below) between A&F, or one of its subsidiaries, and an Interested Person (as defined below) receive the affirmative vote of not less than 75% of the then outstanding shares of Voting Stock (as defined below) held by stockholders other than the Interested Person, unless the proposed Business Combination has been approved by a majority of the Continuing Directors (as defined below). For purposes of this requirement:
•an “Interested Person” generally is defined as any person which, together with its affiliates and associates, “beneficially owns” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on August 27, 1996) in the aggregate 5% or more of the outstanding Voting Stock of A&F, as well as any affiliate or associate of that person;

•a “Business Combination” includes: (a) a merger or consolidation involving A&F, or any subsidiary thereof, and an Interested Person; (b) a sale, lease, exchange, transfer or other disposition of (i) a “substantial part” of the assets of A&F or any subsidiary thereof (i.e., assets constituting in excess of 20% of the fair market value of the total consolidated assets of A&F and its subsidiaries as of the end of the then most recent fiscal year) to an Interested Person or (ii) a substantial part of the assets of an Interested Person to A&F, or any subsidiary thereof; (c) the issuance or transfer by A&F, or any subsidiary thereof, of any securities of A&F, or any subsidiary thereof, to an Interested Person; and (d) a reclassification of securities, recapitalization or other comparable transaction involving A&F that would have the effect of increasing the voting power of any Interested Person with respect to the Voting Stock of A&F;

•“Voting Stock” includes the outstanding shares of Common Stock and any outstanding shares of Preferred Stock entitled to vote on each matter as to which holders of Common Stock are entitled to vote; and

•a “Continuing Director” is an individual serving as a member of the Board immediately prior to the time the Interested Person in question acquires that status, or an individual who was elected or appointed to fill a vacancy after such time by a majority of the then-current Continuing Directors.

Advance Notice of Stockholder Nominations and Proposals

The Amended Bylaws require stockholders to provide advance notice if they wish to (a) nominate candidates for election to the Board at an annual meeting of stockholders or special meeting of stockholders called for the purpose of electing directors or (b) submit proposals for consideration at an annual meeting of stockholders. Such advance notice must be made in writing and received at A&F's principal executive offices, in the case of an annual meeting of stockholders, not later than the close of business on the 120th nor earlier than the close of business on the 150th day prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, or in the case of a special meeting, notice must be received not later than the close of business on the tenth day following the date on which public announcement of the date of such meeting was first made by A&F. Stockholder nominations and proposals must meet certain procedural and informational requirements set forth in the Amended Bylaws.
Under the Amended Bylaws, any stockholder who has, or any group of up to 20 stockholders who, collectively and individually, have, maintained continuous qualifying ownership of at least 3% of the outstanding shares of Common Stock for at least three years will be permitted to include a specified number of director nominees in A&F’s proxy materials for an annual meeting of stockholders. Notice of stockholder nominations pursuant to this “proxy access” provision, to be timely, must be received at the principal executive officers of A&F not later than 120 days nor earlier than 150 days prior to the first anniversary of the date that A&F distributed its proxy statement to stockholders for the previous year’s annual meeting and must otherwise meet certain procedural and informational requirements set forth in the Amended Bylaws.
Special Meetings of Stockholders

The Amended Bylaws do not entitle stockholders to call a special meeting of the stockholders, but instead provide that any special meeting may only be called by the chairperson of the Board, the chief executive officer, the president, or in case of the president’s death, absence or disability, the vice president, if any, authorized to exercise the authority of the president, or a majority of the Board acting with or without a meeting. The Amended Certificate provides that, under limited circumstances and only in the event that A&F has defaulted in certain obligations with respect to the Series A Preferred Stock, the stockholders owning in the aggregate not less than 10% of the total number of outstanding shares of Preferred Stock, when and if issued, may request the calling of a special meeting of holders of Preferred Stock for the purpose of electing directors.

Exclusive Forum

The Amended Bylaws provide that, unless A&F consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of A&F, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of A&F to A&F or A&F’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended Certificate or the Amended Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.